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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

          Earnings per share for each period was computed by dividing net income for such period by the appropriate weighted average number of common shares outstanding during such period.


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                                                    QUARTER ENDED                  SIX MONTHS ENDED
                                                   FISCAL SEPTEMBER                 FISCAL SEPTEMBER
                                                 2003            2002           2003            2002
                                                 ----            ----           ----            ----
                                                               RESTATED                       RESTATED
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net Income                                        $5,896          $4,905         $11,815         $8,861
                                              ===========     ===========    ============    ===========

SHARES

Weighted average number of common shares           8,861           8,724           8,836          8,619

Treasury Stock                                      (217)           (217)          (217)           (217)

Assuming conversion of Class C Convertible
     Preferred Stock                                 450             450             450            525

Dilutive effect of outstanding options               627             418             592            466
                                              -----------     -----------    ------------    -----------

Weighted average number of common shares           9,721           9,375           9,661          9,393
                                              ===========     ===========    ============    ===========


DILUTED EARNINGS PER SHARE                        $  .61          $  .52         $  1.22         $  .94
                                              ===========     ===========    ============    ===========


BASIC

EARNINGS

Net Income                                        $5,896          $4,905         $11,815         $8,861
                                              ===========     ===========    ============    ===========

SHARES

Weighted average number of common shares           8,644           8,507           8,618          8,402
                                              ===========     ===========    ============    ===========

BASIC EARNINGS PER SHARE                          $  .68          $  .58         $  1.37         $ 1.05
                                              ===========     ===========    ============    ===========


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